Exhibit 5.1

355 South Grand Avenue, Suite 100
Los Angeles, California 90071-1560
Tel: +1.213.485.1234 Fax: +1.213.891.8763
www.lw.com

FIRM / AFFILIATE OFFICES
	Beijing	Moscow
	Boston	Munich
	Brussels	New York
	Century City	Orange County
	Chicago	Paris
	Dubai	Riyadh
	Düsseldorf	San Diego
	Frankfurt	San Francisco
	Hamburg	Seoul
June 25, 2021	Hong Kong	Shanghai
	Houston	Silicon Valley
AST SpaceMobile, Inc.	London	Singapore
Midland Intl. Air & Space Port	Los Angeles	Tokyo
2901 Enterprise Lane	Madrid	Washington, D.C.
Midland, Texas 79706	Milan

Re:	AST SpaceMobile, Inc. – Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as special counsel to AST SpaceMobile, Inc., a Delaware corporation (the “Company”), in connection with its filing on the date hereof with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-1 (as amended, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration of up to 141,538,066 shares (the “Shares”) of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), of the Company that may be issued upon the exchange of an equal number of units of ownership interest (the “AST Common Units”) in AST & Science, LLC, a Delaware limited liability company (“AST”), and the possible resale from time to time of some or all of the Shares by the selling securityholders named in the Registration Statement. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus or prospectus supplement (collectively, the “Prospectus”) other than as expressly stated herein with respect to the issue of Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the issuance of the Shares has been duly authorized by all necessary corporate action of the Company, upon the issuance and delivery therefore in connection with the exchange of AST Common Units for shares of Class A Common Stock in accordance with the Fifth Amended and Restated Limited Liability Company Operating Agreement of AST, such Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP